Exhibit 5.1

August 1, 2025

Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to Envista Holdings Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of an additional 6,425,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued by the Company pursuant to the Envista Holdings Corporation 2019 Omnibus Incentive Plan (as amended to date, the “2019 Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

    We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws, the 2019 Plan, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares, and other documents and instruments as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the 2019 Plan, will be validly issued, fully paid, and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

1901 Sixth Ave. North | Suite 1700 | Birmingham, Alabama 35203-2618 | 205.254.1000 | Fax 205.254.1999
WWW.MAYNARDNEXSEN.COM

Envista Holdings Corporation

The foregoing opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Maynard Nexsen PC
Maynard Nexsen PC